Exhibit 16.1

June 28, 2021

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K of Meta Materials Inc., dated June 28, 2021, and are in agreement with the statements, as they relate to our Film contained therein. We have no basis to agree or disagree with the other statements contained therein.

Respectfully yours,

Briggs and Veselka Co.
Houston, Texas